Exhibit 99.1

Optio Software Announces First Quarter Results for Fiscal 2008

ALPHARETTA, Ga. — June 13, 2007 — Optio Software, Inc. (OTCBB:OPTO.OB), a leading provider of Business Process Improvement (BPI) solutions dedicated to helping companies automate, control and improve the entire lifecycle of document-intensive processes, today reported financial results for the first quarter ended April 30, 2007.

First Quarter Revenue and Cost of Revenue

Total revenue for the first quarter of fiscal 2008 was lower than the first quarter of fiscal 2007 at $6.3 million as compared to $6.9 million. Software license revenues decreased 32% to $1.3 million in the three months ended April 30, 2007, compared to $1.9 million in the three months ended April 30, 2006. Optio’s subscription licensing contracts contributed $610,000 to first-quarter revenues, compared to $555,000 in the prior year’s same quarter.

Services and maintenance revenue were flat at $4.4 million in the three-months ended April 30, 2007, the same as the three-months ended April 30, 2006.

For the first quarter of fiscal 2008, total cost of revenue remained consistent with the first quarter results of fiscal 2007 at $1.8 million.  Days’ sales outstanding increased slightly to 48 from 44 in the prior fiscal quarter.

Operating Expenses

Total operating expenses were $5.7 million for the three months ended April 30, 2007 – up from $5.2 million in the prior fiscal-year quarter.

Net Loss

The net loss for the first quarter of fiscal 2008 was $1,170,000 and diluted earnings per share (EPS) were $(0.05), a shortfall compared to the loss of  $54,000 and diluted EPS of $0.00 in the prior-year’s quarter.

“This quarter’s shortfall can be accredited to several contributing factors,” said Wayne Cape, chairman, president and chief executive officer of Optio Software. “First, the growing maturity of the document output management market in North America coupled with competitive factors impacted license sales in this area.  Secondly, our Intelligent Document Capture solutions require a longer sales-cycle than originally anticipated, as we are still in the process of attempting to close several new opportunities that originated early last year,” said Cape.

“We are taking several actions to reverse these issues,” said Cape. “Our sales force is working vigorously to complete those deals that extended beyond the end of the first quarter. On the development front, we have decided to roll out our ProCentraTM solution in a series of discrete modules in order to better meet the needs of our customers and add value to their transactional document processes,” added Cape.  “As always, Optio’s objective is to increase customer satisfaction, grow revenues and build on the success we’ve achieved over the past 25 years.”

First Quarter Highlights and Business Metrics

On February 2, 2007, Optio announced the availability of its new document automation solution suite, Design CenterTM and Document ServerTM.

Optio Design Center enables customers to quickly and easily create and customize documents, forms and document workflow processes for execution and multi-channel distribution by Optio’s Document Server solution.  Optio Design Center accelerates document-intensive processes by enabling collaborative workflow development with innovative, reusable process elements and user-friendly design optimization tools.

Optio Document Server captures, transforms, customizes and automatically distributes critical outbound business documents according to customer preferences.  Based on service-oriented architecture (SOA), Optio’s Design Center and Document Server (DC and DS) solutions seamlessly integrate with leading ERP systems and all other Optio output applications.  Optio’s DC and DS solutions help customers meet all standard enterprise business and compliance requirements, as well as the requirements of suppliers, trading partners and customers.

Share Repurchase Program

During the quarter ended April 30, 2007, Optio purchased a total of 92,500 shares at an average purchase price of $1.48 per share, or approximately $139,000 in the aggregate, including broker fees. The repurchased shares were held and not cancelled.  As of April 30, 2007, the dollar value of shares that remained available for repurchase under this program was approximately $1,803,000.

Notable sales contracts during the quarter include, but are not limited to:

•                  Trinity Health Services Corporation signed a subscription-based contract for Optio’s MedEx® forms automation suite, as well as Optio’s complete set of QuickRecord® solutions, including Deficiency ManagementTM;

•                  Douglas Stewart Company, a leading distributor and marketer of computer products, consumer electronics and school supplies serving the education market, purchased Optio’s Imaging SolutionsTM, as well as Optio’s secure, online document repository and storage solution – e.ComPresentTM;

•                  Jamba GmbH, one of the world’s leading providers of digital entertainment services purchased Optio’s document output management solution, e.ComIntegrate.TM; and

•                  A global leader in self-adhesive office products and base materials, with distribution centers in 49 countries, purchased Optio’s Design CenterTM and Document ServerTM solutions for their Asia PAC operations.

About Optio Software, Inc.

Optio Software, with more than 25 years of experience and 5,500 clients worldwide, provides software solutions dedicated to automating, managing and controlling the entire lifecycle of document-intensive processes, while extending the value of our customers’ Enterprise Resource Planning (ERP) and Hospital Information Systems (HIS) applications. More than 5,500 organizations rely on Optio Software for innovative business process improvement solutions that allow them to reduce transactional activities and focus on core responsibilities. Headquartered in Alpharetta, Ga., Optio Software maintains European, Middle Eastern and African (E.M.E.A.) headquarters in Paris, France and sales offices in the United States, the United Kingdom, Germany and the Netherlands. For more information about Optio Software, feel free to contact us at 770.576.3500 or visit our website at www.optio.com.

© Copyright 2007, Optio Software, Inc. All Rights Reserved. Optio, MedEx and QuickRecord are registered trademarks of Optio Software, Inc.  Optio ProCentra, e.ComPresent, e.ComIntegrate, Optio Design Center, Optio Document Server, Optio Imaging Solutions and Optio Deficiency Management are trademarks of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

Forward-Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Optio’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, the collectibility of Optio’s accounts receivable, fluctuations in operating results because of acquisitions or dispositions, failure to integrate new products and newly acquired companies, diversion of management resources relating to acquisitions, reduction in cash reserves relating to acquisitions, challenges relating to acquisitions and the possibility that this may cause Optio to no longer be profitable, the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill, failure to retain the business relationships with existing customers of acquisitions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability to develop new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. These and additional factors are set forth in “Item 1.A. Risk Factors” included in Optio’s most recent Annual Report on Form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Report of Form 10-Q that Optio will file on or before June 14, 2007.

Public Relations
Optio Software, Inc.
770-576-3582
ladams@optiosoftware.com

OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	April 30,
	2007	2006
Revenue:
License fees	$1,283	$1,898
Subscription fees	610	555
Services, maintenance, and other	4,374	4,409
	6,267	6,862

Cost of revenue:
License fees	102	132
Services, maintenance, and other	1,671	1,677
	1,773	1,809
	4,494	5,053

Operating expenses:
Sales and marketing	2,831	2,539
Research and development	1,429	1,322
General and administrative	1,223	1,142
Depreciation and amortization	263	184
	5,746	5,187
Loss from operations	(1,252)	(134)

Other income (expense):
Interest income	116	96
Interest expense	(4)	(1)
Other	(1)	1
	111	96

Loss before income taxes	(1,141)	(38)
Income tax expense	29	16
Net loss	$(1,170)	$(54)

Net loss per share - basic and diluted	$(0.05)	$(0.00)
Weighted average shares outstanding - basic and diluted	22,515,695	21,842,663

OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	April 30,	January 31,
	2007	2007

ASSETS

Current Assets:
Cash, cash equivalents and marketable securities	$11,205	$11,948
Accounts receivable, net	3,620	3,903
Other current assets	1,009	728
Total current assets	15,834	16,579

Property and equipment, net	2,672	2,714
Goodwill and other intangible assets, net	3,474	3,552
Other assets	89	92

Total Assets	$22,069	$22,937

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,239	$1,088
Other accrued liabilities	1,651	1,755
Deferred revenue	7,547	7,439
Current portion of lease incentive liability	122	122
Current portion of capital lease obligations	65	78
Total current liabilities	10,624	10,482

Long-term portion of capital lease obligations	300	300
Long-term accrued expenses	125	103
Long-term accrued rent payable	676	526
Long-term portion of lease incentive liability	775	806

Shareholders’ equity	9,569	10,720

Total liabilities and shareholders’ equity	$22,069	$22,937